Exhibit 10.35

SENIOR EXECUTIVE AND WHOLETIME DIRECTOR EMPLOYMENT AGREEMENT

BETWEEN

iGATE Global Solutions Limited

AND

Mr. Suresh Anantha Narayanan

SENIOR EXECUTIVE AND DIRECTOR EMPLOYMENT AGREEMENT

This Agreement is made as of the 1st day of January, 2010 (the “Employment Agreement”) by and between iGATE Global Solutions Limited, a company incorporated under the [Indian] Companies Act, 1956, as amended (the “Companies Act”) with its registered office at 158-162P & 165P-170P, EPIP, Phase II, Whitefield, Bangalore 560 066, Karnataka, India (“iGATE “) and Mr.Suresh Anantha Narayanan residing at No.132B(Old No. 57/1),ECC Road, Whitefield, Bangalore – 560066, Karnataka, India (“Executive”).

RECITALS

A.

WHEREAS, the Executive is an employee of iGATE (as defined herein) and has signed an Employment Agreement dated 6th December, 2006. The Executive joined the Company as Chief Delivery Officer vide the above Executive Employment Agreement.

B	WHEREAS, on considering the eligibility, experience and performance of the Executive, the Board of Directors of the Company have appointed the Executive as Chief Delivery Officer & Member of the Board in Grade G of iGATE, on the terms and conditions set forth in this Employment Agreement

C.

WHEREAS the appointment shall be effective from 1st January,2010 and the terms of the Appointment will be for a period of 5 years and will be governed by the provisions of the Companies Act, 1956 ; and

D.	WHEREAS, this Employment Agreement is necessary for the protection of the Company’s legitimate and protectible business interests in its Customers, prospective Customers, accounts and confidential proprietary and trade secret information.

NOW THEREFORE, in consideration of the premises and the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Definitions. Unless specifically defined herein, the following terms shall have the meaning assigned to them under this Section 1:

(a) “Action” shall mean any action, suit or legal, administrative or arbitral proceeding or investigation before any governmental or regulatory authority;

(b) “Affiliate” with respect to a specified Person, means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, however, that, for purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint at least 50% of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

(c) “Company” or “iGATE” shall mean iGATE and any Affiliate or joint venture of iGATE, including any direct or indirect holding company or subsidiary of iGATE, as well as any of their respective operating divisions;

(d) “Company Business” shall mean the business conducted by the Company;

(e) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information;

(f) “Competing Business” shall mean any business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to the Company Business or those provided, designed, developed, marketed, engaged in, invested in, produced or sold by the Company;

(g) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to the Executive as a result of the Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information (including any Person to whom the Company makes a written proposal to provide services during the term of this Agreement); (ii) that is a business entity or individual with whom the Company has a valid and subsisting contract as of the date of this Agreement; or (iii) a business entity or individual with whom the Company enters into a valid contract during the term of this Agreement;

(h) “Party” shall mean either the Company or the Executive and the “Parties” shall mean the Company and the Executive collectively.

(i) “Person” means any individual, sole, proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, governmental authority, association or trust or any other entity or organization.

2. Employment.

(A) iGATE hereby employs the Executive as Chief Delivery Officer and Member of the Board and Executive hereby accepts full time employment with iGATE on the terms and conditions contained in this Employment Agreement. The Executive confirms that there are no Actions pending against him and, to the best knowledge of the Executive, there are no Actions threatened against him.

(B) The Executive shall be appointed as a Director on the Board of Directors of the Company and shall cease to be a Director of the Company forthwith upon cessation of his employment with the Company.

3. Duties.

(a) The Executive shall serve iGATE as Chief Delivery Officer and Member of the Board and agrees to promote the Company’s interests, be responsible for such duties as are commensurate with and required by such position, and any other duties as may be assigned to the Executive by the Company from time to time.

(b) The Executive agrees to perform his duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use his best efforts to advance the business and goodwill of the Company. The Executive agrees to devote all of his business time, skill, energy and attention exclusively to the business of the Company.

(c) During the time the Executive is employed with iGATE, he will not engage in any other business for his own account or be employed by any other Person, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other Person without the prior written approval of iGATE.

4. Place of Work. The Executive will be based at Bangalore but may be relocated to other locations, based on mutual agreement. The Executive’s duties will include travel in the United States of America, India and other countries, often at short notice.

5. Compensation.

(a) The Executive’s annual salary and other compensation as of the date of this Employment Agreement are as set forth on Attachment A hereto. iGATE shall be entitled to withhold from any payments due to the Executive and pursuant to the provisions of this Employment Agreement, any amounts required to be withheld by any applicable taxing or other authority, or any amounts loaned to the Executive by the Company.

6. Policies and Practices. The Executive agrees to abide by all the Company rules, regulations, instructions, policies, practices and procedures which the Company may amend from time to time and to indemnify the Company for any loss suffered as a consequence of a breach by the Executive of the Company rules, regulations, instructions, policies, practices and procedures.

7. Non-Competition. In order to protect the Company’s legitimate and protectible business interest the Executive covenants and agrees that for the entire period of his employment with iGATE, the Executive shall not, either directly or indirectly, except as provided in Section 3(c) of this Employment Agreement, engage in any Competing Business or to own, manage, operate, control or participate in, or have any ownership interest in (except an ownership not exceeding two percent (2%) of the stock of a listed public company), or make loans to, or promote or assist financially or otherwise aid or advise as an agent, consultant, officer, partner, director, employee, independent contractor or otherwise, whether directly or indirectly, any Person who is engaged in, or operates, or attempts to operate any business or service which is a Competing Business anywhere in the world, including the Republic of India or any political sub-division thereof.

8. Non-Solicitation. In order to protect the business interest and goodwill of the Company with respect to Customers and accounts, and to protect Confidential Information, the Executive covenants and agrees that for the entire period of his employment with iGATE, and for a period of One (1) year after termination of the Executive’s employment, the Executive shall not:

(a) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or between the Company and any of its customers

9. Nondisclosure and Nonuse of Confidential Information. The Executive covenants and agrees that during the Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any Person, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that the Executive may disclose such Confidential Information to Persons who need to know such Confidential Information during the course and within the scope of the Executive’s employment. The Executive will not use any Confidential Information for any purpose or for the Executive’s personal benefit other than in the course and within the scope of Executive’s employment. The Executive agrees to sign and abide by the terms and conditions of the Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein. Notwithstanding the foregoing, the confidentiality obligations of this Section 9 will not apply to information which: (a) The Executive is compelled to disclose pursuant to any applicable law or any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; (b) can be shown to have been generally available to the public other than as a result of a breach by the Executive of his confidentiality obligations herein contained; or (c) can be shown to have been provided to the Executive by a third party who obtained such information other than from the Executive or other than as a result of a breach by the Executive of his confidentiality obligations herein contained.

10. Termination.

(a) iGATE may terminate the Executive’s employment under the following conditions:

(i) With Cause Termination. iGATE may, immediately and without notice, terminate the Executive from employment with “Cause”. “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct that has an adverse effect on the Company’s reputation, (iii) substantial or continued unwillingness to perform duties as reasonably directed by the board of directors of iGATE; (iv) gross negligence or deliberate misconduct; or (v) any material breach of Section 6 and any breach of Sections 2, 3, 7, 8, 9, or 13 of this Employment Agreement, or the Confidential Information and Intellectual Property Protection Agreement. The Executive acknowledges that he has continuing obligations under this Employment Agreement including, but not limited to Sections 7, 8, and 9, in the event that he is terminated with Cause; provided that if the Executive’s employment is terminated pursuant to Section 10(a)(ii), then the Executive will be paid three (3) months (“Severance Period”) severance pay based on the Executive’s last basic salary.

(ii) Without Cause. In the event that the Executive’s employment is terminated without Cause, the Executive will be given not less than three (3) months prior written notice of such termination. In the event iGATE desires to terminate the Executive’s employment without Cause, without prior notice as set out in this Section 10(a) (ii), then the Executive will be paid three (3) months (“Severance Period”) severance pay based on the Executive’s last basic salary. The Executive acknowledges the Executive’s continuing obligations under this Employment Agreement including, but not limited to Sections 7, 8 and 9, in the event that the Executive is terminated without Cause. The Executive further acknowledges that the payment of any severance under this Employment Agreement is conditioned upon the Executive first signing an agreement and release of all claims against the Company in accordance with the Company’s policies, as amended from time to time.

(b) The Executive may terminate his employment by giving not less than three (3) months prior written notice of his intention to terminate, provided, however, that iGATE may decide to end his employment at any time during the said three (3) months upon payment to the Executive of the salary due to the Executive for the remainder of the said three (3) months notice period based on the Executive’s last basic salary. The Executive acknowledges his continuing obligations under this Employment Agreement including, but not limited to Sections 7, 8 and 9, in the event that the Executive terminates his employment with iGATE.

11. Equitable Relief; Fees and Expenses. The Executive stipulates and agrees that any breach of this Employment Agreement by him will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, iGATE shall have the right, without objection from the Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Executive of the provisions of this Employment Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies iGATE may have to protect its rights. In the event iGATE obtains any such injunction, order, decree or other relief, in law or in equity, for any breach by the Executive of the provisions of this Employment Agreement, the Executive shall be responsible for reimbursing iGATE for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit.

12. Amendments. No supplement, modification, amendment or waiver of the terms of this Employment Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Employment Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Employment Agreement shall not be deemed a waiver of any such terms or conditions.

13. Acknowledgments of the Executive.

(a) The Executive hereby acknowledges and agrees that: (i) this Employment Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Employment Agreement may be enforced in a court of law whether or not the Executive is terminated with or without Cause; (iii) the Executive has no intention of competing with the Company within the limitations set forth above; (iv) the Executive has received adequate and valuable consideration for entering into this Employment Agreement; (v) the Executive’s covenants shall be construed as independent of any other provision in this Employment Agreement and the existence of any claim or cause of action the Executive may have against the Company, whether predicated on this Employment Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants; and (vi) the execution and delivery of this Employment Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein.

(b) The Executive acknowledges that the Company is engaged in business in India, as well as in other countries and that the marketplace for the Company’s products and services is worldwide. The Executive further covenants and agrees that the length of term and types of activities restrictions (non-competition restrictions) contained in this Employment Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business.

(c) In the event that a court of competent jurisdiction shall determine that one or more of the provisions of Section 7 or 8 are so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make Section 7 or 8, as applicable, enforceable. If the Executive violates the provisions of Section 7 or 8, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. The Executive acknowledges that the offer of employment by iGATE and the compensation payable for entering into this Employment Agreement is sufficient consideration for the Executive’s agreement to the restrictive covenants set forth in Sections 7 and 8.

14. Full Understanding. The Executive acknowledges that he has been afforded the opportunity to seek legal counsel, he has carefully read and fully understands all of the provisions of this Employment Agreement and that he, in consideration for the compensation set forth herein, is voluntarily entering into this Employment Agreement.

15. Severability. This Employment Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Employment Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Employment Agreement and shall survive the termination of the Executive’s employment with iGATE for any reason.

16. Entire Agreement. This Employment Agreement, the other agreements provided for herein and the Attachments attached hereto, set forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representation and warranties, whether written or oral, between iGATE and the Executive.

17. Governing Law; Jurisdiction. All disputes arising between the parties shall be settled under the provisions of the [Indian] Arbitration and Conciliation Act 1996. The Parties agree (i) that the arbitration proceedings will be conducted in Bangalore; and (ii) the panel of arbitration shall consist of three (3) members, one each appointed by the Parties and the third appointed by the nominee arbitrators by consensus. Notwithstanding anything to the contrary, the parties agree that this Employment Agreement shall be construed and enforced in accordance with, and the rights of parties shall be governed by the laws of India, without giving effect to the conflict of law provisions thereof. Subject to the terms of this Employment Agreement, the courts at Bangalore, Karnataka shall have exclusive jurisdiction to entertain any suit, dispute, litigation or legal proceedings in respect of or under this Employment Agreement.

18. Assignment. The Company shall have the right to assign this Employment Agreement to any Affiliate or to any other Person in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business or substantially all of the assets of the Company, and the Executive agrees to be obligated by this Employment Agreement to any such assignee. The Executive may not assign this Employment Agreement.

19. Notices. Any notice or other communication required or permitted to be given under this Employment Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile to a party at its address set forth below:

(a)	to iGATE at:

	Address:	158-162P & 165P-170P, EPIP, Phase II,
Whitefield, Bangalore 560 066, Karnataka, India

Attention: Company Secretary
Facsimile No: 080- 4125 9191

(b)	To The Executive at:

	Address:	No.132B(Old No. 57/1),ECC Road,
Whitefield, Bangalore – 560066, Karnataka, India

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the notice in the manner provided in this Section 19. Any notice delivered to the party to whom it is addressed in the manner provided in this Section 19 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

20. Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

21. Headings. The headings used in this Employment Agreement are for convenience only and are not to be considered in construing or interpreting this Employment Agreement.

22. Survival. The provisions of Sections 7, 8, 9, 10, 11, 13, 17 and this Section 22 of this Employment Agreement shall survive the termination of the Executive’s employment with the Company for any reason.

23. Indebtedness: If the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off the whole or part of such outstanding amount from any amount due and payable to the Executive.

24. Waiver: No waiver of any of the provisions of this Agreement by the Company shall be deemed to or shall constitute a waiver of any other provisions of this Agreement nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure on the part of the Company to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any of the terms contained in this Agreement.

25. Conflicts: The Executive’s performance of the provisions of this Agreement shall not breach and/or constitute a breach of the Executive obligations to any other person or entity and the Executive has not and will not at any time hereafter enter into any oral/written agreement in conflict with the provisions of this Agreement.

26. The Executive agrees that it has been given the opportunity to read the terms and conditions of the various policies, procedures and processes of the Company (collectively the “Company Policies”) including the Company’s Quality Management System, Corporate Security Policy and Human Resource Policies. The Executive further agrees that the Executive will be bound to all the terms and conditions of the Company Policies. The Executive understands that the Company Policies are subject to review and may be modified periodically and all such modified Company Policies shall be applicable to the Executive.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS EMPLOYMENT AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS EMPLOYMENT AGREEMENT.

iGATE Global Solutions Limited

By:	/s/ Srinivas Rao Kandula		/s/ Suresh Anantha Narayanan
	Name:	Srinivas Rao Kandula	Suresh Anantha Narayanan
	Title:	Global Head Human Resource

ATTACHMENT A

1. Base Annual Salary: Rs.57,00,000/- (Rupees Fifty Seven Lakhs Only) provided that the Board of Directors of the Company ( Board ) may, at their discretion, review the base salary from time to time and grant such increments, not exceeding 33.33% of the then base salary at any one time, as may be deemed appropriate provided that the annual base salary shall not exceed Rs.85,50,000/- ( Rupees Eighty Five Lakhs Fifty Thousand Only).

2. Annual Performance Based Incentive. An annual performance based incentive upto Rs.28,50,000/-( Rupees Twenty Eight Lakhs and Fifty Thousand Only) based on the performance criteria determined by the Board provided the Board may, at its discretion based upon the review of the performance of the Company and the contribution of the Executive, revise the Annual Performance Based Incentive to a higher amount not exceeding Rs.51,65,000/- ( Rupees Fifty One Lakhs and Sixty Five Thousand Only) per annum. The Annual Performance Based Incentive shall be paid quarterly/half yearly or annually as the Board may determine.

2. Expenses. iGATE will reimburse all properly documented expenses reasonably related to the Executive’s performance of the Executive’s duties hereunder in accordance with its standard policy.

3. Holidays. The Executive will be entitled to avail of holidays as per the policies of iGATE in force from time to time.

4.	Benefits. The Executive’s entitlement to the benefit schemes of iGATE shall be in accordance with the applicable law and as per iGATE policies in force from time to time. The Executive is entitled to join the benefit schemes of iGATE, which may include health or other insurance packages, if iGATE decides to offer these to its employees. The Executive understands that, if offered, the terms of these schemes may be changed from time to time by iGATE and agrees to keep himself informed of the same.

In addition to the above, the Executive will be entitled to the following benefits:

a)	Provision of telephones, fax and Internet access at his residence;

b)	Fees for one club membership, including admission fees but not including life membership and such other benefits and perquisites, if any, extended to other senior executives of the Company, or as the Company may introduce from time to time.

c)	Entitled to participate in the Company / Holding Companies Stock Option Plan as may be applicable to other senior employees of the Executive’s level.

No sitting fee shall be paid to the Executive for attending the meetings of the Board of Directors or any Committee thereof.

The Executive shall report to the Board of Directors of the Company on all matters relating to the Company.

ATTACHMENT B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

PROTECTION AGREEMENT

This Confidential and Intellectual Property Protection Agreement (the “Agreement”) is made as of the 11th. day of April, 2006 (the “Effective Date”) by and between

I. iGATE Global Solutions Limited, a company incorporated under the Companies Act, 1956, its registered office at 158-162p & 165p-170p, EPIP, Phase II, Whitefield, Bangalore 560 066 (the “Company or iGATE”), which term shall unless repugnant to the context and meaning thereof mean and include its successors, nominees and permitted assigns.

AND

II. Mr. Suresh Anantha Narayanan aged 41 years and residing at No.132B(Old No. 57/1),ECC Road, Whitefield, Bangalore – 560066, Karnataka,India (“Executive”) which term shall unless repugnant to the context and meaning thereof mean and include his successors, nominees and permitted assigns.

RECITALS

WHEREAS, the Executive has been employed by the Company as Chief Delivery Officer and Member of the Board, and that in the performance of the Executive’s duties in such capacity, the Executive may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its Affiliates or Customers) and the Executive may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its Affiliates); and

WHEREAS, it is the understanding between the Company and the Executive that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ the Executive and the salary and other compensation paid to the Executive by the Company during Executive’s employment by the Company, the Executive agrees as follows:

1. Definitions. Unless specifically defined herein, the following terms shall have the meaning assigned to them under this Section 1:

(a) “Affiliate” with respect to a specified Person, means any other Person (a) directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) who is a Relative of such Person or their Affiliate; provided, however, that, for purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

(b) “Company” shall mean iGATE and any Affiliate or joint venture of iGATE, including any direct or indirect holding company or subsidiary of iGATE, as well as any of their respective operating divisions;

(c) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information;

(d) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to the Executive as a result of the Executive ‘s access to the Company’s business information, Confidential Information, customer lists or customer account information (including any Person to whom the Company makes a written proposal to provide services during the term of the Executive’s employment with the Company); (ii) that is a business entity or individual with whom the Company has a valid and subsisting contract as of the date of this Agreement; or (iii) a business entity or individual with whom the Company enters into a valid contract during the term of this Agreement;

(e) “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society, governmental authority, association or trust or any other entity or organisation; and

(f) “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of Customers or clients of the Company; internal corporate policies and procedures of the Company; and any other undisclosed information protected in accordance with any applicable law.

2. The Executive hereby acknowledges and agrees that each of the copyrightable works authored by the Executive (including, without limitation, all software and related documentation and all web site designs), alone or with others, during the Executive’s employment by the Company shall be deemed to have been to be works prepared by the Executive within the scope of the Executive ‘s employment by the Company and, as such, shall be deemed to be “works made in the course of employment under a contract of service” under Indian copyright laws from the inception of creation of such copyrightable works. In the event that any of such copyrightable works shall be deemed by a court of competent jurisdiction not to be a “works made in the course of employment under a contract of service”, this Agreement shall operate as an irrevocable assignment by the Executive to the Company of all right, title and interest in, and to, such copyrightable works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by the Executive outside of the Company’s facilities or other than during the

Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph 2. The Executive agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 2.

3. The Executive shall promptly and fully disclose to the Company all inventions or improvements made or conceived by the Executive, solely or with others, during the Executive’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which the Executive may do for, or on behalf of, the Company or relates in any way to the Company’s products, business or operations (or that of its Affiliates), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by the Executive outside of the Company’s facilities or other than during the Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 3.

4. Notwithstanding anything in this Agreement, the Company shall have no rights pursuant to this Agreement in any invention of the Executive made during the term of the Executive’s employment by the Company, if such invention has not arisen out of, or by reason of, the Executive’s work with the Company or does not relate to the products, business or operations of the Company or that of its Affiliates, although the Executive r shall nonetheless inform the Company of any such invention.

5. At the request of the Company, either during or after termination of the Executive’s employment by the Company, the Executive shall execute, or join in executing, all papers or documents required for the filing of patent applications in India and such foreign countries as the Company may elect, and the Executive shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and specifications in accordance with the spirit of this Agreement.

6. The Executive shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy), which is disclosed to the Executive, or which the Executive may acquire or develop, or which the Executive may observe in the course of the Executive’s employment by the Company and which at the time of disclosure is not previously known to the Executive, and not known or used by others in the trade generally, and the Executive shall not disclose, publish or otherwise use, either during or after termination of the Executive’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company except that the Executive may disclose such Confidential Information to Persons who need to know such Confidential Information during the course and within the scope of Executive’ employment. Notwithstanding the foregoing, the confidentiality obligations of this paragraph 6 will not apply to information which: (a) The Executive is compelled to disclose pursuant to any applicable law or any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; (b) can be shown to have been generally available to the public other than as a result of a breach by the Executive of his confidentiality obligations herein contained; or (c) can be shown to have been provided to the Executive by a third party who obtained such information other than from the Executive or other than as a result of a breach by the Executive of his confidentiality obligations herein contained.

7. Upon termination of employment with Company for any reason, the Executive shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. The Executive agrees to maintain the integrity of all stored computer information and agrees not to alter damage or destroy said computer information before returning it to Company.

8. The Executive shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by the Executive (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. The Executive shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

9. This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any employment agreement entered into by The Executive with the Company. The Company may utilize any portion of the Executive’s employment agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

10. The parties agree that this Agreement shall be governed by the laws of the Republic of India. Jurisdiction and venue is exclusively limited in any proceeding by the Company or the Executive to enforce their rights hereunder to the courts of Bangalore.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

The Executive: Suresh Anantha Narayanan

Signature: /s/ Suresh Anantha Narayanan

Date: January 1, 2010